Exhibit 4.19

DATED 17 DECEMBER 2004

(1) ELAN CORPORATION, PLC (2) ELAN INTERNATIONAL SERVICES, LTD (3) GENEREX BIOTECHNOLOGY CORPORATION AND (4) GENEREX (BERMUDA), LTD

TERMINATION AGREEMENT

MATHESON ORMSBY PRENTICE
30 Herbert Street
Dublin 2
Ireland

TEL + 353 1 619 9000
FAX + 353 1 619 9010
\MOP_DUBLIN\1081878.5

CONTENTS

		Page No

1	Definitions	2
2	Termination of the Newco Agreements	3
3	Representations, Warranties, Confirmations and Indemnities	4
4	Intellectual Property	6
5	Rights Related to Securities	6
6	Sale of Shares and Completion	6
7	Confidentiality	7
8	Waiver of Accrued Rights/Mutual Releases	9
9	General	9

THIS TERMINATION AGREEMENT made this 17th day of December 2004 (this “Agreement”)

AMONG:

(1)	ELAN CORPORATION, PLC, a public limited company incorporated under the laws of Ireland and having its registered office at Lincoln House, Lincoln Place, Dublin 2, Ireland (“Elan Corp”);

(2)
ELAN INTERNATIONAL SERVICES, LTD., an exempted limited liability company incorporated under the laws of Bermuda, and having its registered office at Clarendon House, 2 Church St., Hamilton, Bermuda (“EIS”);

(3)	GENEREX BIOTECHNOLOGY CORPORATION, a Delaware corporation having its principal place of business at 33 Harbour Square, Suite 202, Toronto, Ontario, Canada M5J 2G2; and

(4)	GENEREX (BERMUDA), LTD, an exempted company incorporated under the laws of Bermuda, and having its registered office at Clarendon House, 2 Church St., Hamilton, Bermuda.

RECITALS:

A.
The Parties entered into various agreements whereby Elan Corp, EIS and JVP established the joint venture company, Newco, and Elan Corp and JVP each licensed certain intellectual property to Newco for a specified field of use. Specifically:

(i)	Elan Corp, EIS, JVP and Newco entered into a Subscription, Joint Development and Operating Agreement dated 17 January 2001 as amended and restated on 15 January 2002 (the “JDOA”);

(ii)	Elan Corp and Newco entered into a License Agreement dated 16 January 2001 as amended and restated on 15 January 2002 (the “Elan License Agreement”);

(iii)	JVP and Newco entered into a License Agreement dated 16 January 2001 as amended and restated on 15 January 2002 (the “JVP License Agreement”); and

(iv)	Newco, JVP and EIS entered into a Registration Rights Agreement with respect to the capital stock of Newco dated 16 January 2001 (the “Newco Registration Rights Agreement”).

B.	The JDOA, Elan License Agreement, JVP License Agreement, and Newco Registration Rights Agreement, are together defined in this Agreement as the “Newco Agreements”.

C.
The Parties also entered into agreements whereby JVP sold and EIS purchased certain securities of JVP and the Parties agreed to certain matters related to the ownership of such securities. Specifically:

(i)	Elan Corp, EIS and JVP entered into a Securities Purchase Agreement dated 16 January 2001 (the “Securities Purchase Agreement”);

(ii)	EIS and JVP entered into a Registration Rights Agreement with respect to the capital stock of JVP dated 16 January 2001 (the “JVP Registration Rights Agreement”); and

(iii)	JVP executed and delivered to EIS a Warrant to Purchase Shares dated 16 January 2001 (the “Warrant”).

D.	The Securities Purchase Agreement and JVP Registration Rights Agreement are together defined in this Agreement as the “Security Agreements”.

E.
The Parties wish to (i) terminate in full the Newco Agreements as set forth below, (ii) set forth their agreement in relation to other matters including, inter alia, the transfer of shares by EIS to JVP, and (iii) terminate in full the Security Agreements and amend the Warrant as set forth below.

IN CONSIDERATION OF THE MUTUAL COVENANTS CONTAINED HEREIN, AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND ADEQUACY OF WHICH ARE HEREBY ACKNOWLEDGED, IT IS HEREBY AGREED AS FOLLOWS:

1	DEFINITIONS

Capitalised terms used in this Agreement shall have the same meanings assigned to them in the Newco Agreements, unless such terms are expressly defined to the contrary in this Agreement.

“Affiliate” shall mean any corporation or entity controlling, controlled or under the common control of any other corporation or entity, excluding, in the case of Elan Corp, an Elan JV. For the purpose of this definition, (i) “control” shall mean direct or indirect ownership of fifty percent (50%) or more of the stock or shares entitled to vote for the election of directors; and (ii) Newco shall not be an Affiliate of Elan Corp or EIS.

“Effective Date” shall mean the date of this Agreement.

“Elan” shall mean Elan Corp and its Affiliates.

“Elan Improvements” shall mean improvements to the Elan Patents and/or the Elan Know-How, developed (i) by Elan outside the Project, (ii) by Elan, JVP or Newco or by a third party (under contract with Newco, Elan or JVP) pursuant to the Project, and/or (iii) jointly by any combination of Elan, JVP, Newco or a third party (under contract with Newco, Elan or JVP) pursuant to the Project.

“Elan JV” shall mean an entity that Elan and a third party (i) establish or have established; (ii) take shareholdings in or have a right to take shareholdings in; and (iii) grant certain licenses in and to certain intellectual property rights for the purpose of implementing a strategic alliance.

“Elan Know-How” shall have the meaning set forth in the Elan Licence Agreement.

“Elan Patents” shall have the meaning set forth in the Elan Licence Agreement.

“Elan Trademark(s)” shall have the meaning set forth in the Elan Licence Agreement.

“Exchange Right” has the meaning assigned to such term in the Certificate of Designations.

“Force Majeure” shall mean causes beyond a Party’s reasonable control, including, without limitation, acts of God, fires, strikes, acts of war, or intervention of a governmental authority.

“JVP” shall mean Generex Biotechnology Corporation and its Affiliates.

“JVP Improvements” shall mean improvements to the JVP Patents and/or the JVP Know-How, developed (i) by JVP outside the Project, (ii) by JVP, Elan or Newco or by a third party (under contract with Newco, Elan or JVP) pursuant to the Project, and/or (iii) jointly by any combination of JVP, Elan, Newco or a third party (under contract with Newco, Elan or JVP) pursuant to the Project.

“JVP Know-How” shall mean Generex Know-How (as such term is defined in the JVP Licence Agreement).

“JVP Patents” shall mean Generex Patents (as such term is defined in the JVP Licence Agreement).

“JVP Trademarks” shall mean Generex Trademarks (as such term is defined in the JVP Licence Agreement).

“Newco” shall mean Generex (Bermuda), Ltd. and its Affiliates.

“Newco Intellectual Property” shall have the meaning set forth in the JDOA.

“Newco Trademark” shall mean Generex (Bermuda), Ltd..

“Party” shall mean Elan Corp, EIS, JVP or Newco, as the case may be, and “Parties” shall mean all such parties together.

“Project” shall have the meaning set forth in the JDOA.

“Territory” shall mean all of the countries of the world.

“United States Dollar” and “US$” and “$” shall mean the lawful currency of the United States of America.

2	TERMINATION OF THE NEWCO AGREEMENTS

2.1
Subject to the provisions of Clause 2.2 hereof, the Parties hereby agree to terminate the Newco Agreements and the Security Agreements, including without limitation, those provisions expressly stated to survive termination, in each case with effect from the Effective Date.

All the provisions of the Newco Agreements and the Security Agreements shall terminate forthwith with effect from the Effective Date and be of no further legal force or effect.

2.2	For the avoidance of doubt and without prejudice to the generality of the foregoing Clause 2.1, the Parties hereby acknowledge and agree as follows as of the Effective Date:

2.2.1	the Management Committee (as such term is defined in the JDOA) shall be dissolved forthwith with effect from the Effective Date and thereby cease to have any function;

2.2.2	the EIS Director, Seamus Mulligan, holding office with Newco immediately prior to the Effective Date, shall resign;

2.2.3	the nominees on the Management Committee of Elan shall be deemed to have been removed from the Management Committee by Elan immediately prior to the dissolution of the Management Committee;

2.2.4	all rights granted to Newco pursuant to the Elan License Agreement to use the Elan Patents, the Elan Know-How, the Elan Improvements and the Elan Trademark(s) shall terminate forthwith;

2.2.5	all rights granted to Newco pursuant to the JVP License Agreement to use the JVP Patents, the JVP Know-How, the JVP Improvements and the JVP Trademark(s) shall terminate forthwith;

2.2.6
with effect from the Effective Date, neither JVP nor Newco shall have any rights in or to the Elan Patents, the Elan Know-How, the Elan Improvements and/or the Elan Trademark(s) and/or any other patents, know-how or any other intellectual property rights whatsoever of Elan;

2.2.7
with effect from the Effective Date, neither Elan nor Newco shall not have any rights in or to the JVP Patents, the JVP Know-How, the JVP Improvements and/or the JVP Trademarks and/or any other patents, know-how or any other intellectual property rights whatsoever of JVP;

2.2.8
the Parties shall terminate or shall cause to be terminated any and all research and development work being conducted in connection with or pursuant to any R&D Program of Newco, the Newco Agreements, or otherwise on behalf of Newco;

2.2.9	the Parties shall terminate or cause to be terminated any and all technical services and assistance being conducted in connection with the Newco Agreements;

2.2.10	for the avoidance of doubt, none of the Parties shall have any obligation to provide working capital, research or development funding, or other funding or financing of any nature to Newco;

2.2.11
Elan shall not have any obligation to pay any milestone payment or make any milestone investment to or in Newco or JVP whether relating to the Project, the achievement of any objectives set forth therein or otherwise.

2.3
Each of the Parties acknowledges and agrees with the other Parties that, as of the Effective Date, no monies are owed or are refundable by any of the Parties to the others pursuant to the Newco Agreements.

For the avoidance of doubt, the Parties acknowledge that Newco is liable to pay any fees due and owing to Codan Corporate Administrative Services upon the Effective Date, and thereafter.

3	REPRESENTATIONS, WARRANTIES, CONFIRMATIONS AND INDEMNITIES

3.1	Sub-licenses

Newco represents and warrants to the other Parties that it has not granted any sub-licences or any other rights of any nature to any third parties pursuant to the Elan License Agreement or the JVP License Agreement.

3.2	JVP Shares

JVP confirms to the other Parties that it is the legal and beneficial owner of (i) 6000 Common Shares (as defined in the JDOA and (ii) 3,612 Preference Shares (as defined in the JDOA).

3.3	EIS Shares

EIS confirms to the other Parties that it is the legal and beneficial owner of 2,388 Preference Shares (the “EIS Shares”).

3.4	Third party agreements / Orders / Claims

3.4.1
Each of the Parties confirms to the other Parties hereto that, as of the Effective Date, to its actual knowledge, Newco is not a party to, or bound by, any judgment, order, decree or other directive of or stipulation with any court or any governmental or regulatory authority.

3.4.2
Each of the Parties confirms to the other Parties hereto that, as of the Effective Date, to its actual knowledge, Newco is not a party to, or bound by, or is a third party beneficiary of any agreement with any third party except for the Newco Agreements.

3.4.3	Each of the Parties confirms to the other Parties hereto that, as of the Effective Date, to its actual knowledge, there are no claims, suits or proceedings pending or threatened against Newco.

3.5	Regulatory Applications

Each of the Parties confirms to the other Parties that, prior to and as of the Effective Date, no regulatory applications have been filed by Newco or by any Party with any government authority in any part of the world with respect to the Newco Intellectual Property or otherwise howsoever in relation to the Project.

3.6	Exclusion of warranties / liability

WITH REFERENCE TO THE TRANSFER BY EIS TO JVP OF THE EIS SHARES AS PROVIDED BY CLAUSE 6 ON THE EFFECTIVE DATE (BUT WITHOUT PREJUDICE TO EIS’S OBLIGATION UNDER CLAUSE 6.1.1 HEREOF TO TRANSFER THE EIS SHARES TO JVP FREE FROM ALL LIENS, CHARGES AND ENCUMBRANCES), THE PARTIES ACKNOWLEDGE AND AGREE THAT EIS AND ITS AFFILIATES MAKE NO REPRESENTATION OR WARRANTY OF ANY NATURE TO JVP OR ANY OTHER PERSON IN RELATION TO NEWCO OR ANY OF ITS AFFAIRS PAST, PRESENT OR FUTURE.

JVP ACKNOWLEDGES THAT IT IS ENTERING INTO THIS AGREEMENT IN RELIANCE EXCLUSIVELY ON ITS OWN BUSINESS JUDGEMENT, THE INFORMATION WHICH HAS BEEN AVAILABLE TO IT AS A SHAREHOLDER OF NEWCO AND OTHERWISE AND ON THE DUE DILIGENCE IT HAS CARRIED OUT IN RELATION TO NEWCO.

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL OTHER WARRANTIES, CONDITIONS OR REPRESENTATIONS, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED BY THE PARTIES.

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY BY REASON OF ANY REPRESENTATION OR WARRANTY, CONDITION OR OTHER TERM OR ANY DUTY OF COMMON LAW, OR UNDER THE EXPRESS TERMS OF THIS AGREEMENT, FOR ANY CONSEQUENTIAL SPECIAL OR INCIDENTAL OR PUNITIVE LOSS OR DAMAGE (WHETHER FOR LOSS OF CURRENT OR FUTURE PROFITS, LOSS OF ENTERPRISE VALUE OR OTHERWISE) AND WHETHER OCCASSIONED BY THE NEGLIGENCE OF THE RESPECTIVE PARTIES, THEIR EMPLOYEES OR AGENTS OR OTHERWISE.

3.7	Organization and authority

Each of the Parties represents and warrants to the other Parties that it is a corporation duly organised and validly existing under the laws of its jurisdiction of organisation and has all the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

3.8	Investment Representations

JVP hereby represents and warrants to the other Parties that, as of the Effective Date, (i) it is sophisticated in transactions of this type and capable of evaluating the merits and risks of its investment in Newco, (ii) it has not been formed solely for the purpose of making this investment and is acquiring the EIS Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution of any part thereof, and no other person has a direct or indirect interest, beneficial or otherwise in the EIS Shares, (iii) it understands that the EIS Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state and foreign securities laws by reason of a specific exemption from the registration provisions of the Securities Act and applicable state and foreign securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of its representations as expressed herein and (iv) it understands that no public market now exists for any of the EIS Shares and that there is no assurance that a public market will ever exist for such shares.

3.9	Trademark Applications

JVP represents and warrants to the other Parties that Newco and JVP have not filed for any trademark protection and/or have not adopted any new trademark, apart from the Newco Trademark, in connection with Newco’s business or any product or service provided thereunder.

3.10	Representation and Warranties as of the Effective Date

Except where expressly stated otherwise, each of the representations and warranties in this Agreement are made as of the Effective Date.

4	INTELLECTUAL PROPERTY

4.1	Ownership

On and following the Effective Date:

4.1.1	For the avoidance of doubt, the Elan Patents, the Elan Know-How, the Elan Improvements and/or the Elan Trademark(s) shall remain the sole and exclusive property of Elan.

Elan confirms that no Elan Improvements were developed pursuant to the Project, or otherwise pursuant to the Newco Agreements.

4.1.2	For the avoidance of doubt, the JVP Patents, the JVP Know-How, the JVP Improvements and/or the JVP Trademarks shall remain the sole and exclusive property of JVP.

JVP confirms that no JVP Improvements were developed pursuant to the Project, or otherwise pursuant to the Newco Agreements.

4.1.3	The Parties confirm that no Newco Intellectual Property was developed pursuant to the Project, or otherwise pursuant to the Newco Agreements.

5	RIGHTS RELATED TO SECURITIES

5.1
Except as otherwise provided in this Agreement, nothing contained herein shall constitute a waiver of any right of Elan Corp, or EIS or any of their respective successors and assigns with respect to their respective ownership of securities in JVP under any agreements of any kind in existence with JVP with respect thereto, which agreements are not specifically terminated pursuant to Clause 2.1 hereof.

5.2
Section 5(b)(i) of the Warrant is amended by deleting the first and second sentence of such subsection and substituting the following: “This Warrant may be transferred in whole or in part by the Holder.” In addition, Section 5(b)(iii) of the Warrant is deleted.

5.3
EIS and its Affiliates hereby covenants to use commercially reasonable efforts to cooperate with JVP to cause an amendment to the Certificate of Incorporation of JVP to be approved to effect the elimination of the Exchange Right, including, without limitation, voting all of its shares of JVP’s capital stock owned thereby in favor of a proposal relating to such an amendment of JVP’s charter.

5.4
EIS represents and warrants that Elan Pharmaceutical Investments III, Ltd. is the sole legal and beneficial owner of the Warrant; provided however that Elan Pharmaceutical Investments III, Ltd. has, or intends to, enter into a Securities Purchase Agreement under which it will sell the Warrant.

6	SALE OF SHARES AND COMPLETION

6.1	Subject to the terms of this Agreement:

6.1.1	EIS shall sell as legal and beneficial owner and JVP shall purchase, free from all liens, charges and encumbrances and together with all rights now or hereafter attaching to them, the EIS Shares; and

6.1.2	the EIS Shares will be sold by EIS to JVP for a total consideration of $1.00 (the “Consideration”).

6.2
On the Effective Date, Elan and JVP shall take or (to the extent that the same is within its powers) cause to be taken the following steps prior to or at directors and shareholders meetings of Newco, or such other meetings, as appropriate:

6.2.1	the delivery by EIS to JVP of a stock transfer form in respect of the EIS Shares duly executed by EIS in favour of JVP or as it may direct together with the related share certificates;

6.2.2	the payment by JVP to EIS of the Consideration;

6.2.3	the resignation of the EIS Director on Newco’s Board of Directors;

6.2.4
the modification, as appropriate, by board resolutions of Newco of matters such as the removal of EIS as book keeper for Newco, the removal of EIS representatives as authorised signatories of Newco’s bank account, the resignation of the Company Secretary and any other related matters whatsoever;

6.2.5	any other steps required by this Agreement.

7	CONFIDENTIALITY

7.1	Confidentiality

7.1.1
The Parties agree that it may be necessary pursuant to this Agreement, from time to time, to disclose to each other confidential and proprietary information, including without limitation, inventions, trade secrets, specifications, designs, data, know-how and other proprietary information, processes, services and business of the disclosing Party.

The foregoing together with the terms of this Agreement shall be referred to collectively as “Additional Confidential Information”.

The Parties also agree that it may have been necessary to disclose to each other Confidential Information (as defined in the JDOA) pursuant to the Newco Agreements.

Together Additional Confidential Information and Confidential Information shall be referred to collectively as “Proprietary Information”.

7.1.2
Save as otherwise specifically provided herein, and subject to Clause 7.2 and 7.3, each Party shall disclose Proprietary Information of another Party only to those employees, representatives and agents requiring knowledge thereof in connection with fulfilling the Party’s obligations under this Agreement, and not to any other third party.

Each Party further agrees to inform all such employees, representatives and agents of the terms and provisions of this Agreement relating to Proprietary Information and their duties hereunder and to obtain their agreement hereto as a condition of receiving Proprietary Information.

Each Party shall exercise the same standard of care as it would itself exercise in relation to its own confidential information (but in no event less than a reasonable standard of care) to protect and preserve the proprietary and confidential nature of the Proprietary Information disclosed to it by another Party.

Each Party shall promptly, upon request of another Party, return all documents and any copies thereof containing Proprietary Information belonging to, or disclosed by, such Party, save that it may retain one copy of the same solely for the purposes of ensuring compliance with this Clause 7.

7.1.3	Any breach of this Clause 7 by any person informed by one of the Parties is considered a breach by the Party itself.

7.1.4	Proprietary Information shall be deemed not to include:

(a)	information which is in the public domain;

(b)	information which is made public through no breach of this Agreement;

(c)	information which is independently developed by a Party, as evidenced by such Party’s records;

(d)
information that becomes available to a receiving Party on a non-confidential basis, whether directly or indirectly, from a source other than another Party, which source did not acquire this information on a confidential basis.

7.1.5	The provisions relating to confidentiality in this Clause 7 shall remain in effect during the term of this Agreement, and for a period of 10 years following the Effective Date of this Agreement.

7.1.6
The Parties agree that the obligations of this Clause 7 are necessary and reasonable in order to protect the Parties’ respective businesses, and each Party agrees that monetary damages may be inadequate to compensate a Party for any breach by another Party of its covenants and agreements set forth herein.

The Parties agree that any violation or threatened violation under this Clause 7 may cause irreparable injury to a Party and that, in addition to any other remedies that may be available, in law and equity or otherwise, each Party shall be entitled to seek injunctive relief against the threatened breach of the provisions of this Clause 7, or a continuation of any such breach by another Party, specific performance and other equitable relief to redress such breach together with damages and reasonable counsel fees and expenses to enforce its rights hereunder.

7.2	Announcements

7.2.1
Subject to Clause 7.3, no announcement or public statement concerning the existence, subject matter or any term of this Agreement shall be made by or on behalf of any Party without the prior written approval of the other Party or Parties.

The terms of any such announcement shall be agreed in good faith by the Parties.

7.3	Required Disclosures

7.3.1
A Party (the “Disclosing Party”) will be entitled to make an announcement or public statement concerning the existence, subject matter or any term of this Agreement, or to disclose Proprietary Information that the Disclosing Party is required to make or disclose pursuant to:

(a)	a valid order of a court or governmental authority; or

(b)	any other requirement of law or any securities or stock exchange;

provided that if the Disclosing Party becomes legally required to make such announcement, public statement or disclosure hereunder, the Disclosing Party shall give the other Party or Parties prompt notice of such fact to enable the other Party or Parties to seek a protective order or other appropriate remedy concerning any such announcement, public statement or disclosure.

The Disclosing Party shall fully co-operate with the other Party or Parties in connection with that other Party’s or Parties’ efforts to obtain any such order or other remedy.

If any such order or other remedy does not fully preclude announcement, public statement or disclosure, the Disclosing Party shall make such announcement, public statement or disclosure only to the extent that the same is legally required.

Elan Corp and EIS acknowledge that rules of the Securities and Exchange Commission and NASDAQ Stock Market will require JVP to disclose this agreement and its effect by publicly accessible filings with the Securities and Exchange Commission on form 8-K within 4 business days after the Effective Date.

7.3.2
Each of the Parties shall be entitled to provide a copy of this Agreement (and any subsequent amendments hereto) and the Newco Agreements to a potential third party purchaser in connection with Clause 9.2.1(b); provided that the relevant third party purchaser or assignee has entered into a confidentiality agreement on terms no less protective than the terms of this Clause 7.

8	WAIVER OF ACCRUED RIGHTS/MUTUAL RELEASES

8.1	With effect from the Effective Date, each Party and each of its Affiliates (“Releasor”):

8.1.1
waives any accrued rights that Releasor may have accrued against the other Parties and each of its Affiliates, officers, directors, representative, agents and employees and the assigns and successors in interest of any of the foregoing entities (“Releasees”), whether known or unknown, foreseen or unforeseen, fixed or contingent, of any nature whatsoever from the beginning of time to the Effective Date under the Newco Agreements and the Security Agreements; and

8.1.2
fully and finally releases and discharges the Releasees from any and all manner of actions, claims, promises, debts, sums of money, demands, obligations, in law or in equity, directly or indirectly, whether known or unknown, foreseen or unforeseen, fixed or contingent, of any nature whatsoever that Releasor may have by reason of any act, omission, matter, provision, cause or thing whatsoever from the beginning of time to the Effective Date under the Newco Agreements and the Security Agreements.

8.2	For the avoidance of doubt the provisions of this Clause 8 shall not in any way act as a waiver by any of the Parties in respect of any of the provisions set forth in this Agreement or the Warrant.

9	GENERAL

9.1	Governing law and jurisdiction

9.1.1	This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law principles under the laws of the State of New York.

9.1.2	For the purposes of this Agreement, the Parties submit to the nonexclusive jurisdiction of the State and Federal Courts of New York.

9.2	Assignment

9.2.1	This Agreement shall not be assigned by any Party without the prior written consent of the others, save that any Party:

(a)	may assign this Agreement in whole or in part and delegate its duties hereunder to its Affiliate or Affiliates without such consent; and

(b)
may assign its rights and obligations to a successor (whether by merger, consolidation, reorganisation or other similar event) or purchaser of all or substantially all of its assets relating to such Party’s technology related to this Agreement, provided that such successor or purchaser has agreed in writing to assume all of such Party’s rights and obligations hereunder and a copy of such assumption is provided to the other Parties.

9.3	Notices

9.3.1	Any notice to be given under this Agreement shall be sent in writing in English by registered airmail, internationally recognized courier or telefaxed to the following addresses:

If to Newco at:

Newco Limited
Clarendon House
2 Church St.
Hamilton
Bermuda

Attention: President
with a copy to JVP at:

Generex Biotechnology Corporation
33 Harbour Square, Suite 202
Toronto, Ontario
Canada M5J 2G2

Attention: Chief Executive Officer
Telephone: 416-364-8288
Fax:  416-364-8782

If to JVP at:

Generex Biotechnology Corporation
33 Harbour Square, Suite 202
Toronto, Ontario
Canada M5J 2G2

Attention: Chief Executive Officer
Telephone: 416-364-8288
Fax:  416-364-8782

with a copy to:

Eckert Seamans Cherin & Mellott, LLC
1515 Market Street
9th Floor
Philadelphia PA 19102

Attention: Gary A. Miller, Esq

If to Elan Corp or EIS at:

Elan Corporation, plc
Elan International Services, Ltd.
c/o Elan International Services, Ltd.
102 St. James Court
Flatts,
Smiths FL04
Bermuda
Attention: Secretary
Telephone: 441 292 9169
Fax:  441 292 2224

or to such other address(es) and telefax numbers as may from time to time be notified by any Party to the others hereunder.

9.3.2
Any notice sent by mail shall be deemed to have been delivered within seven (7) working days after dispatch or delivery to the relevant courier and notice sent by fax shall be deemed to have been delivered upon confirmation receipt. Notice of change of address shall be effective upon receipt.

9.4	Waiver

No waiver of any right under this Agreement shall be deemed effective unless contained in a written document signed by the Party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any future breach or failure to perform or of any other right arising under this Agreement.

9.5	Severability

If any provision in this Agreement is agreed by the Parties to be, or is deemed to be, or becomes invalid, illegal, void or unenforceable under any law that is applicable hereto:

9.5.1	such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable; or

9.5.2
if it cannot be so amended without materially altering the intention of the Parties, it will be deleted, with effect from the date of this Agreement or such earlier date as the Parties may agree, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

9.6	Further Assurances

At the request of any of the Parties, the other Party or Parties shall (and shall use reasonable efforts to procure that any other necessary parties shall) execute and perform all such documents, acts and things as may reasonably be required subsequent to the signing of this Agreement for assuring to or vesting in the requesting Party the full benefit of the terms hereof.

9.7	Successors

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

9.8	Amendments

No amendment, modification or addition hereto shall be effective or binding on any Party unless set forth in writing and executed by a duly authorized representative of each Party.

9.9	Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

9.10	Costs

Each Party shall bear its own costs and expenses in connection with the transactions contemplated by this Agreement.

9.11	Force Majeure

Neither Party to this Agreement shall be liable for failure or delay in the performance of any of its obligations hereunder if such failure or delay results from Force Majeure, but any such failure or delay shall be remedied by such Party as soon as practicable.

9.12	Relationship of the Parties

The Parties are independent contractors under this Agreement. Nothing herein contained shall be deemed to create or establish an employment, agency, joint venture, or partnership relationship between the Parties or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of another Party.

No Party shall have any express or implied power to enter into any contracts, commitments or negotiations or to incur any liabilities in the name of, or on behalf of, another Party, or to bind another Party in any respect whatsoever.

9.13	Entire agreement

9.13.1
This Agreement sets forth all of the agreements and understandings between the Parties with respect to the subject matter hereof. There are no agreements or understandings with respect to the subject matter hereof, either oral or written, between the Parties other than as set forth in this Agreement.

9.13.2
No provision of this Agreement shall be construed so as to negate, modify or affect in any way the provisions of any other agreement between the Parties unless specifically provided herein and only to the extent so specified.

THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.

IN WITNESS WHEREOF the Parties have executed this Agreement.

SIGNED
By:

for and on behalf of ELAN CORPORATION, PLC

SIGNED
By:

for and on behalf of ELAN INTERNATIONAL SERVICES, LTD.

SIGNED
By:	/s/ Anna E. Gluskin

for and on behalf of GENEREX (BERMUDA), LTD

SIGNED
By:	/s/ Rose C. Perri

for and on behalf of GENEREX BIOTECHNOLOGY CORPORATION

DATED 17 DECEMBER 2004

(1) ELAN CORPORATION, PLC (2) ELAN INTERNATIONAL SERVICES, LTD (3) GENEREX BIOTECHNOLOGY CORPORATION AND (4) GENEREX (BERMUDA), LTD.

TERMINATION AGREEMENT

MATHESON ORMSBY PRENTICE
30 Herbert Street
Dublin 2
Ireland

TEL + 353 1 619 9000
FAX + 353 1 619 9010
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